-------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

       Date of Report (Date of earliest event reported) November 25, 2002

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


         North Carolina                  0-12781                56-1001967

(State or other jurisdiction of   (Commission File No.)       (IRS Employer
         incorporation)                                    Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





-------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (4 pages) and Financial Information Release (13 pages), both dated November 25, 2002, related to the fiscal 2003 second quarter ended October 27, 2002.

Forward Looking Information. This Report contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of
1934). Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events of results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.




                                                      SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CULP, INC.
                                        (Registrant)


                               By:       Franklin N. Saxon
                                        -----------------------------
                                         Executive Vice President and
                                         Chief Financial Officer





Dated:  November 25, 2002

                                  NEWS RELEASE

Investor Contact:  Kathy J. Hardy         Media Contact:  Kenneth M. Ludwig
                   Corporate Secretary                    Senior Vice President,
                   336-888-6209                           Human Resources
                                                          336-889-5161

FOR IMMEDIATE RELEASE

                     CULP REPORTS SECOND QUARTER 2003 RESULTS
                              ----------------------
                        IMPROVED EARNINGS REFLECT BENEFITS
               OF RESTRUCTURING ACTIONS AND BALANCE SHEET MANAGEMENT

HIGH POINT, N. C. (November 25, 2002) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter and six months ended October 27, 2002. The quarter was highlighted by:

o Diluted earnings per share of $0.19 (excluding restructuring and related charges)
o Improved gross profit margin of 17.8% (excluding restructuring related charges)
o    Chattanooga restructuring substantially complete at the end of the quarter
o Cash position built to $35.0 million from $25.1 million at the end of the first quarter

     For the three months ended October 27, 2002, net sales were $83.6 million compared with $96.4 million a year ago. The company reported net income, excluding restructuring and related charges, of $2.3 million, or $0.19 per share diluted, versus net income of $1.2 million, or $0.11 per share diluted, in the second quarter of fiscal 2002, excluding restructuring and related charges, and goodwill amortization. The financial results for the second quarter include a total of $14.5 million in restructuring and related charges, all of which reflect previously announced restructuring initiatives. Including restructuring and related charges, the company reported a net loss of $6.6 million, or $0.57 per share diluted, for the second quarter of fiscal 2003.

     For the six months ended October 27, 2002, the company reported net sales of $169.5 million, compared with $182.9 million for the same period a year ago. Excluding restructuring and related charges and the cumulative effect of accounting change, net income for the first six months of fiscal 2003 was $3.2 million, or $0.27 per share diluted, compared with net income of $46,000, or $0.00 per share diluted, excluding restructuring and related charges, and goodwill amortization for the prior-year period. Including restructuring charges and the cumulative effect of accounting change, the company reported a net loss for the first six months of fiscal 2003 of $29.8 million, or $2.61 per share diluted.

     As previously announced, due to the adoption of a new accounting standard, "Goodwill and Other Intangible Assets," the company recorded a non-cash goodwill impairment charge, net of income taxes, of $24.2 million, or $2.11 per share diluted, in the first quarter of 2003 related to the goodwill associated with its Culp Decorative Fabrics ("CDF") division. The charge, recorded as "cumulative effect of accounting change," has no effect on operating income or cash flow from operations and does not affect the company's compliance with the terms of its lending agreements.

     "In an especially challenging business environment, these results clearly reflect the benefits of the actions we have taken to improve the efficiency of our operations, reduce costs and strengthen our balance sheet," remarked Robert
G. Culp, III, chief executive officer of Culp, Inc. "Our top line growth was affected by the overall industry weakness in demand for furniture and bedding. In addition, the 13.3% decline in sales is partly attributable to our strategic initiatives to improve the overall profitability of our sales mix by reducing or eliminating less profitable products. As previously announced, we discontinued our unprofitable wet printed flock business at the end of fiscal 2002. Since that time we have also discontinued a significant number of the finished goods stock keeping units, or SKUs, within CDF in our continued efforts to eliminate products that are not generating acceptable profits. However, in spite of the lower sales volume and the operational disruption resulting from the Chattanooga restructuring, we still reported a meaningful improvement in profitability. Gross profit margin was 17.8% in the second fiscal quarter compared with 16.3% for the same period a year ago, excluding the restructuring related charges in each quarter. Our strategic focus continues to be on effectively managing the aspects of our business that we can control, and we believe our ability to improve profits, excluding restructuring and related charges, in this environment demonstrates our strong execution.

     "Our solid performance with respect to managing our working capital and strengthening our balance sheet further extended the progress from the first quarter of this year," said Culp. "Cash flow from operations was $17.8 million for the first six months of 2003, and we have reduced our funded debt by $12.0 million from the end of fiscal 2002. At the end of the second fiscal quarter, we had $35.0 million in cash and cash investments, a significant improvement over $8.6 million a year ago. A key objective for 2003 is to maintain a strong, liquid balance sheet, and we will continue to focus on opportunities for further improvement.

     "Our previously announced Chattanooga restructuring initiatives were substantially complete at the end of the second quarter. We closed the
manufacturing  operations  at  our  facility  in  Chattanooga,   Tennessee,  and
successfully transferred these operations to other plants well ahead of schedule. This restructuring is projected to result in annual cost savings of $12 to $15 million. We believe these actions will significantly improve gross margins while allowing us to continue to meet foreseeable customer demand, all on a substantially lower cost base."

     Looking ahead, Culp added, "We believe we have made meaningful progress in managing our costs and improving our profitability. However, like others in our industry, our sales volume continues to be affected by the uncertainties in the economy and decline in overall consumer spending for home furnishings. Additionally, with the elimination of the wet printed flock business and our ongoing initiatives to improve the profitability of our sales mix, we expect the year-over-year decline in consolidated sales for the third fiscal quarter will be somewhat less than we experienced in the second fiscal quarter. We believe that we will realize the benefits from the CDF restructuring initiatives sooner than anticipated, and are confident that we will see further significant year-over-year earnings improvement and stronger free cash flow in the third fiscal quarter. Therefore, at this time, we remain comfortable with the range of published analysts earnings estimates of $0.11 to $0.15 per share diluted for the third fiscal quarter excluding restructuring and related charges. Our strategy for fiscal 2003 will continue to focus on improving the profitability of our sales mix, increasing margins and return on invested capital, and generating free cash flow."

     Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events of results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)


                                                                  Three Months Ended
                                                          -------------------------------
                                                            October 27,       October 28,
                                                               2002              2001
                                                          --------------    -------------
Net sales                                                 $   83,573,000    $  96,400,000
Net income (loss)                                         $   (6,590,000)   $     857,000

Basic and diluted net income (loss) per share             $       ($0.57)           $0.08
Net income per share, diluted, excluding restructuring
  and related charges and goodwill amortization*          $         0.19    $        0.11

Average shares outstanding:
  Basic                                                       11,483,000       11,221,000
  Diluted                                                     11,754,000       11,281,000


                                                                    Six Months Ended
                                                          -------------------------------
                                                            October 27,       October 28,
                                                               2002              2001
                                                         ---------------   --------------
Net sales                                                 $  169,461,000    $ 182,863,000
Net loss                                                  $   (5,675,000)   $  (2,025,000)
Cumulative effect of accounting change, net
   of income taxes                                           (24,151,000)             -0-
                                                          ---------------   --------------
Net loss                                                  $  (29,826,000)   $  (2,025,000)
                                                          ===============   ==============

Basic and diluted loss per share:
  Loss before cumulative effect of accounting change      $        (0.50)   $       (0.18)
  Cumulative effect of accounting change                           (2.11)            0.00
                                                          ---------------   --------------
  Net loss                                                $        (2.61)   $       (0.18)
                                                          ===============   ==============
Net income per share, diluted, excluding restructuring
  and related charges, goodwill amortization
  and cumulative effect of accounting change**            $         0.27    $        0.00

Average shares outstanding:
  Basic                                                       11,433,000       11,221,000
  Diluted                                                     11,778,000       11,281,000

* Excludes restructuring and related charges of $14.5 million ($8.9 million or $0.77 per share diluted after taxes) for the second quarter of fiscal 2003.
   Excludes restructuring and related charges of $0.2 million ($0.1 million, or $0.01 per share diluted, after taxes) and goodwill amortization of $350,000
   ($230,000, or $0.02 per share diluted, after taxes) for the second quarter of fiscal 2002.

** Excludes cumulative effect of accounting change, net of income taxes, of $24.2 million ($2.11 per share diluted) for the first half of fiscal 2003.
   Excludes restructuring and related charges of $14.5 million ($8.9 million or $0.78 per share diluted, after taxes) for the first half of fiscal 2003.
   Excludes restructuring and related charges of $2.5 million ($1.6 million, or $0.15 per share diluted, after taxes) and goodwill amortization of $700,000
   ($460,000, or $0.04 per share diluted, after taxes) for the first half of fiscal 2002.


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
 FOR THE THREE MONTHS AND SIX MONTHS ENDED OCTOBER 27, 2002 AND OCTOBER 28, 2001

                (Amounts in Thousands, Except for Per Share Data)

                                                                    THREE MONTHS ENDED (UNAUDITED)
                                                --------------------------------------------------------------------------
                                                          Amounts                                  Percent of Sales
                                                -----------------------------                 ----------------------------
                                                 October 27,    October 28,       % Over
                                                    2002            2001         (Under)            2003          2002
                                                --------------  -------------  -------------  -----------------  ---------
Net sales                                     $        83,573         96,400      (13.3) %           100.0 %      100.0 %
Cost of sales                                          69,830         80,858      (13.6) %            83.6 %       83.9 %
                                                --------------  -------------  -------------  -----------------  ---------
   Gross profit                                        13,743         15,542      (11.6) %            16.4 %       16.1 %

Selling, general and
  administrative expenses                               9,481         11,550      (17.9) %            11.3 %       12.0 %
Restructuring expense                                  13,360              0      100.0  %            16.0 %        0.0 %
                                                --------------  -------------  -------------  -----------------  ---------
   Income  (loss) from operations                      (9,098)         3,992     (127.9) %           (10.9)%        4.1 %

Interest expense                                        1,676          1,963      (14.6) %             2.0 %        2.0 %
Interest income                                          (121)           (34)     255.9  %            (0.1)%       (0.0)%
Other expense (income), net                               242            765      (68.4) %             0.3 %        0.8 %
                                                --------------  -------------  -------------  -----------------  ---------
   Income (loss) before income taxes                  (10,895)         1,298     (939.4) %           (13.0)%        1.3 %

Income taxes  *                                        (4,305)           441   (1,076.2) %            39.5 %       34.0 %
                                                --------------  -------------  -------------  -----------------  ---------
   Net Income (loss)                          $        (6,590)           857     (869.0) %            (7.9)%        0.9 %
                                                ==============  =============  =============  =================  =========

Net Income (loss) per share-basic                      ($0.57)         $0.08     (812.5) %
Net Income (loss) per share-diluted                    ($0.57)         $0.08     (812.5) %
Net income per share, diluted,
  excluding restructuring and related
  charges and goodwill amortization (see                $0.19          $0.11       72.7  %
  proforma statement on page 7)
Average shares outstanding-basic                       11,483         11,221        2.3  %
Average shares outstanding-diluted                     11,483         11,281        1.8  %



                                                                     SIX MONTHS ENDED (UNAUDITED)
                                                -----------------------------------------------------------------------
                                                           Amounts                                  Percent of Sales
                                                -----------------------------                 ----------------------------
                                                 October 27,    October 28,       % Over
                                                    2002            2001         (Under)             2003          2002
                                                --------------  -------------  -------------  -----------------  ---------
Net sales                                     $       169,461        182,863       (7.3) %           100.0 %      100.0 %
Cost of sales                                         141,864        156,532       (9.4) %            83.7 %       85.6 %
                                                --------------  -------------  -------------  -----------------  ---------
   Gross profit                                        27,597         26,331        4.8  %            16.3 %       14.4 %

Selling, general and
  administrative expenses                              19,918         22,785      (12.6) %            11.8 %       12.5 %
Restructuring expense                                  13,360          1,303      925.3  %             7.9 %        0.7 %
                                                --------------  -------------  -------------  -----------------  ---------
   Income (loss) from operations                       (5,681)         2,243     (353.3) %            (3.4)%        1.2 %

Interest expense                                        3,579          4,031      (11.2) %             2.1 %        2.2 %
Interest income                                          (271)           (57)     375.4  %            (0.2)%       (0.0)%
Other expense (income), net                               453          1,337      (66.1) %             0.3 %        0.7 %
                                                --------------  -------------  -------------  -----------------  ---------
   Loss before income taxes                            (9,442)        (3,068)    (207.8) %            (5.6)%       (1.7)%

Income taxes *                                         (3,767)        (1,043)    (261.2) %            39.9 %       34.0 %
                                                --------------  -------------  -------------  -----------------  ---------
Loss before cumulative effect of accounting
   change                                              (5,675)        (2,025)    (180.2) %            (3.3)%       (1.1)%
                                                                                              =================  =========
Cumulative effect of accounting change,
   net of income taxes                                (24,151)             0
                                                --------------  -------------

   Net loss                                   $       (29,826)        (2,025)
                                                ==============  =============

Basic loss per share:
   Loss before cumulative effect of
      accounting change                       $         (0.50)         (0.18)    (175.1) %
   Cumulative effect of accounting change               (2.11)          0.00     (100.0) %
                                                --------------  -------------  ----------
   Net loss                                             (2.61)         (0.18)  (1,345.6) %
                                                ==============  =============  ==========

Diluted loss per share:
   Loss before cumulative effect of
     accounting change                        $         (0.50)         (0.18)     (175.1) %
   Cumulative effect of accounting change               (2.11)          0.00      (100.0) %
                                                --------------  -------------  ----------
   Net loss                                             (2.61)         (0.18)   (1,345.6) %
                                                ==============  =============  ==========

Net income per share, diluted, excluding
   restructuring and related charges, goodwill
   amortization and cumulative effect of
   accounting change (see proforma statement on
   page 8)                                              $0.27          $0.00           N/A
Average shares outstanding-basic                       11,433         11,221         1.9 %
Average shares outstanding-diluted                     11,433         11,221         1.9 %

 *   Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
             OCTOBER 27, 2002, OCTOBER 28, 2001, AND APRIL 28, 2002
                                    Unaudited
                             (Amounts in Thousands)

                                                       Amounts                       Increase
                                            -------------------------------         (Decrease)
                                              October 27,      October 28,   -------------------------   * April 28,
                                                  2002            2001        Dollars     Percent          2002
                                             ---------------  -------------- ----------  -------------  ------------
Current assets
   Cash and cash investments               $         35,037           8,590     26,447       307.9  %         31,993
   Accounts receivable                               32,869          49,402    (16,533)      (33.5) %         43,366
   Inventories                                       54,571          60,814     (6,243)      (10.3) %         57,899
   Other current assets                              15,944           9,851      6,093        61.9  %         13,413
                                             ---------------  -------------- ----------  -------------  ------------
                 Total current assets               138,421         128,657      9,764         7.6  %        146,671

Property, plant & equipment, net                     85,049         105,697    (20,648)      (19.5) %         89,772
Goodwill                                              9,240          47,781    (38,541)      (80.7) %         47,083
Other assets                                          2,888           1,682      1,206        71.7  %          4,187
                                             ---------------  -------------- ----------  -------------  ------------

                 Total assets              $        235,598         283,817    (48,219)      (17.0) %        287,713
                                             ===============  ============== ==========  =============  ============



Current liabilities
   Current maturities of long-term debt    $            462           3,136     (2,674)      (85.3) %          1,483
   Accounts payable                                  18,948          25,870     (6,922)      (26.8) %         24,327
   Accrued expenses                                  16,199          15,448        751         4.9  %         16,460
   Accrued restructuring                             10,065           1,748      8,317       475.8  %          2,445
                                             ---------------  -------------- ----------  ----------     ------------
                 Total current liabilities           45,674          46,202       (528)       (1.1) %         44,715

Long-term debt                                       96,096         107,447    (11,351)      (10.6) %        107,001

Deferred income taxes                                 3,502          10,330     (6,828)      (66.1) %         16,932
                                             ---------------  -------------- ----------  -------------  ------------
                 Total liabilities                  145,272         163,979    (18,707)      (11.4) %        168,648

Shareholders' equity                                 90,326         119,838    (29,512)      (24.6) %        119,065
                                             ---------------  -------------- ----------  -------------  ------------

                 Total liabilities and
                 shareholders' equity      $        235,598         283,817    (48,219)      (17.0) %        287,713
                                             ===============  ============== ==========  =============  ============

Shares outstanding                                   11,483          11,221        262         2.3  %         11,320
                                             ===============  ============== ==========  =============  ============


*  Derived from audited financial statements.

                                    CULP,INC.
                          FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE SIX MONTHS ENDED OCTOBER 27, 2002 AND OCTOBER 28, 2001
                                    Unaudited
                             (Amounts in Thousands)


                                                                           SIX MONTHS ENDED
                                                                       --------------------------

                                                                                Amounts
                                                                       --------------------------
                                                                       October 27,   October 28,
                                                                          2002          2001
                                                                       ------------  ------------
Cash flows from operating activities:
    Net loss                                                          $    (29,826)       (2,025)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Cumulative effect of accounting change, net of income taxes       24,151             0
          Depreciation                                                       7,139         8,871
          Amortization of intangible assets                                    219           785
          Amortization of stock based compensation                             105            39
          Restructuring expense                                             13,360         1,303
          Changes in assets and liabilities:
             Accounts receivable                                            10,497         8,447
             Inventories                                                     3,328          (817)
             Other current assets                                           (2,504)       (2,006)
             Other assets                                                     (202)          (17)
             Accounts payable                                               (6,894)        2,522
             Accrued expenses                                                    2           711
             Accrued restructuring                                          (1,546)       (1,778)
             Income taxes payable                                                0        (1,268)
                                                                       ------------  ------------
                Net cash provided by operating activities                   17,829        14,767
                                                                       ------------  ------------
Cash flows from investing activities:
    Capital expenditures                                                    (5,328)       (2,288)
                                                                       ------------  ------------
                Net cash used in investing activities                       (5,328)       (2,288)
                                                                       ------------  ------------
Cash flows from financing activities:
    Principal payments of long-term debt                                   (11,926)       (1,073)
    Change in accounts payable-capital expenditures                          1,515        (4,023)
    Proceeds from common stock issued                                          954             0
                                                                       ------------  ------------
                Net cash used in financing activities                       (9,457)       (5,096)
                                                                       ------------  ------------

Increase in cash and cash investments                                        3,044         7,383

Cash and cash investments at beginning of period                            31,993         1,207
                                                                       ------------  ------------

Cash and cash investments at end of period                           $      35,037         8,590
                                                                       ============  ============


Free Cash Flow (1)                                                   $      14,016         8,456
                                                                       ============  ============



(1)  Free Cash Flow is defined  as net cash provided by operating activities less capital expenditures plus or minus the change in accounts payable-capital expenditures

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                OCTOBER 27, 2002

                                                FISCAL 02                                FISCAL 03
                                            ------------------     ------------------------------------------------  ---------------
                                                    Q2                  Q1                Q2           Q3      Q4         LTM (3)
                                            ------------------     ------------------------------------------------  ---------------

INVENTORIES
   Inventory turns                                   5.4                  4.9              4.9

RECEIVABLES
   Days sales in receivables                          47                   34               36

WORKING CAPITAL
   Current ratio                                     2.8                  3.4              3.0
   Operating working capital turnover (2)            4.1                  4.7              4.8
   Operating working capital (2)                 $84,346              $70,762          $68,492

PROPERTY, PLANT & EQUIPMENT
   Depreciation rate                                7.1%                 6.4%             6.5%
   Percent property, plant &
     equipment are depreciated                     58.1%                60.6%            61.5%
   Capital expenditures                           $4,729 (1)           $3,070           $2,258

PROFITABILITY
   Net income (loss) per share (basic)             $0.08                $0.08 (5)      ($0.57)                           ($0.61) (5)
   Net income (loss) per share (diluted)           $0.08                $0.08 (5)      ($0.57)                           ($0.61) (5)
   Net income (loss) per share (diluted)           $0.11 (6)            $0.08 (5)        $0.19 (7)                         $0.69 (8)
   Return on average total capital                  4.3% (6)             3.6% (5)         6.8% (7)                          5.9% (8)
   Return on average equity                         4.0% (6)             3.1% (5)         9.4% (7)                          7.4% (8)


LEVERAGE
   Total liabilities/equity                       136.8%               143.2%           160.8%
   Funded debt/equity                              92.3%                99.5%           106.9%
   Funded debt/capital employed                    48.0%                49.9%            51.7%
   Funded debt                                  $110,583              $96,533          $96,558
   Funded debt/EBITDA (LTM) (4)                     4.26                 2.71             2.67

LEVERAGE ( NET OF CASH AND CASH INVESTMENTS) (9)
   Total liabilities/equity                         N/A                   N/A           122.0%
   Funded debt/equity                               N/A                   N/A            68.1%
   Funded debt/capital employed                     N/A                   N/A            40.5%
   Funded debt                                      N/A                   N/A          $61,521
   Funded debt/EBITDA (LTM) (4)                     N/A                   N/A             1.70

OTHER
   Book value per share                           $10.68                $8.45            $7.87
   Employees at quarter end                        3,000                2,900            2,568
   Sales per employee (annualized)              $128,000             $116,163         $122,272
   Capital employed                             $230,421             $193,540         $186,884
   Effective income tax rate (10)                  34.0%                37.0%            37.0%
   EBITDA (4)                                     $8,315               $7,356           $8,810                           $36,096
   EBITDA/net sales (4)                             8.6%                 8.6%            10.5%                              9.8%

  (1) Expenditures for entire year
  (2) Working capital for this calculation is accounts receivable, inventories and accounts payable
  (3) LTM represents "Latest Twelve Months"
  (4) EBITDA includes earnings before interest, income taxes, depreciation, amortization,  all restructuring and related charges, certain non-cash charges and cumulative effect of accounting change, as defined by the company's credit agreement
  (5) Excludes cumulative effect of accounting change made during first quarter fiscal 2003
  (6) Excludes restructuring and related charges of $0.2 million ($0.1 million or $0.01 per share diluted, after taxes). Also excludes goodwill amortization expense of $350,000 ($230,000 or $.02 per share diluted, after taxes)
  (7) Excludes restructuring and related charges of $14.5 million ($8.9 million or $.77 per share diluted, after taxes)
  (8) Excludes restructuring and related charges of $9.7 million ($5.8 million or $.51 per share diluted, after taxes) and $14.5 million ($8.9 million or $0.78 per share diluted, after taxes) for the fourth quarter fiscal 2002 and second quarter fiscal
      2003, respectively, and $24.2 million cumulative effect of accounting change for the first quarter of fiscal 2003.  Also excludes goodwill amortization expense of $700,000 ($460,000 or $.04 per share diluted, after taxes) for the third and fourth quarters of fiscal 2002
  (9) The cash balance of $35.0 million has been excluded from total liabilities, funded debt and capital employed to arrive at the ratios in this section
 (10) Effective income tax rate excludes restructuring and related charges

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    SALES / GROSS PROFIT BY SEGMENT/DIVISION
 FOR THE THREE MONTHS AND SIX MONTHS ENDED OCTOBER 27, 2002 AND OCTOBER 28, 2001

                             (Amounts in thousands)


                                                      THREE MONTHS ENDED (UNAUDITED)
                                   ---------------------------------------------------------------------

                                              Amounts                           Percent of Total Sales
                                   -------------------------------              ------------------------
                                    October 27,      October 28,     % Over
Segment/Division Sales                  2002            2001         (Under)       2003         2002
---------------------------------  ---------------  --------------  ----------  -----------  -----------
Upholstery Fabrics
    Culp Decorative Fabrics      $         33,859          38,492   (12.0) %       40.5 %      39.9 %
    Culp Velvets/Prints                    23,305          30,354   (23.2) %       27.9 %      31.5 %
    Culp Yarn                               1,246           1,532   (18.7) %        1.5 %       1.6 %
                                   ---------------  --------------  ----------  -----------  -----------
                                           58,410          70,378   (17.0) %       69.9 %      73.0 %
Mattress Ticking
     Culp Home Fashions                    25,163          26,022    (3.3) %       30.1 %      27.0 %
                                   ---------------  --------------  ----------  -----------  -----------

                               * $         83,573          96,400   (13.3) %      100.0 %     100.0 %
                                   ===============  ==============  ==========  ===========  ===========



Segment Gross Profit (1)                                                        Gross Profit Margin
---------------------------------                                               ------------------------

Upholstery Fabrics               $          8,810           8,348     5.5  %       15.1 %      11.9 %
Mattress Ticking                            6,093           7,350   (17.1) %       24.2 %      28.2 %
                                   ---------------  --------------  ----------  -----------  -----------

                                 $         14,903          15,698    (5.1) %       17.8 %      16.3 %
                                   ===============  ==============  ==========  ===========  ===========



                                                       SIX MONTHS ENDED (UNAUDITED)
                                   ---------------------------------------------------------------------

                                              Amounts                           Percent of Total Sales
                                   -------------------------------              ------------------------
                                    October 27,      October 28,     % Over
Segment/Division Sales                  2002            2001         (Under)       2003         2002
---------------------------------  ---------------  --------------  ----------  -----------  -----------

Upholstery Fabrics
    Culp Decorative Fabrics      $         68,590          73,652    (6.9) %       40.5 %      40.3 %
    Culp Velvets/Prints                    46,424          55,875   (16.9) %       27.4 %      30.6 %
    Culp Yarn                               3,346           2,498    33.9  %        2.0 %       1.4 %
                                   ---------------  --------------  ----------  -----------  -----------
                                          118,360         132,025   (10.4) %       69.8 %      72.2 %
Mattress Ticking
     Culp Home Fashions                    51,101          50,838     0.5  %       30.2 %      27.8 %
                                   ---------------  --------------  ----------  -----------  -----------

                               * $        169,461         182,863    (7.3) %      100.0 %     100.0 %
                                   ===============  ==============  ==========  ===========  ===========



Segment Gross Profit (1)                                                        Gross Profit Margin
---------------------------------                                               ------------------------

Upholstery Fabrics               $         16,811          13,866    21.2  %       14.2 %      10.5 %
Mattress Ticking                           11,946          13,599   (12.2) %       23.4 %      26.7 %
                                   ---------------  --------------  ----------  -----------  -----------

                                 $         28,757          27,465      4.7 %       17.0 %      15.0 %
                                   ===============  ==============  ==========  ===========  ===========


* U.S. sales were $72,362 and $82,280 for the second quarter of fiscal 2003 and fiscal 2002, respectively; and $147,827 and $154,079 for the six months of fiscal 2003 and 2002, respectively. The percentage decrease in U.S. sales was 12.1% for the second quarter and a decrease of 4.1% for the six months.

(1) Excludes restructuring related charges of $1.2 million and $0.2 million for the second quarter of fiscal 2003 and 2002, respectively; and excludes
    $1.2 million for the first six months of fiscal 2003 and 2002.

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
 FOR THE THREE MONTHS AND SIX MONTHS ENDED OCTOBER 27, 2002 AND OCTOBER 28, 2001

                             (Amounts in thousands)

                                                THREE MONTHS ENDED (UNAUDITED)
                                         ---------------------------------------------

                                                    Amounts
                                         ------------------------------
                                          October 27,     October 28,      % Over
           Geographic Area                   2002            2001         (Under)
--------------------------------------   --------------  --------------  -----------
North America (Excluding USA)         $          8,424           8,379      0.5  %
Europe                                             138             938    (85.3) %
Middle East                                        760           1,311    (42.0) %
Far East & Asia                                  1,652           2,891    (42.8) %
South America                                      171             177     (3.7) %
All other areas                                     66             424    (84.4) %
                                         --------------  --------------  -----------

                                      $         11,211          14,120    (20.6) %
                                         ==============  ==============  ===========

               Percent of total sales            13.4%           14.6%


                                                 SIX MONTHS ENDED (UNAUDITED)
                                         ---------------------------------------------

                                                    Amounts
                                         ------------------------------
                                          October 27,     October 28,      % Over
           Geographic Area                   2002            2001         (Under)
--------------------------------------   --------------  --------------  -----------
North America (Excluding USA)         $         15,974          16,410     (2.7) %
Europe                                             261           1,643    (84.1) %
Middle East                                      1,647           4,214    (60.9) %
Far East & Asia                                  2,983           5,483    (45.6) %
South America                                      414             336     23.1  %
All other areas                                    355             698    (49.1) %
                                         --------------  --------------  -----------

                                      $         21,634          28,784    (24.8) %
                                         ==============  ==============  ===========

               Percent of total sales            12.8%           15.7%


International sales, and the percentage of total sales, for each of the last three fiscal years follows: fiscal 2000-$111,104 (23%); fiscal 2001 - $77,824
(19%) and fiscal 2002 - $53,501 (14%).

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
        FOR THE THREE MONTHS ENDED OCTOBER 27, 2002 AND OCTOBER 28, 2001
                (Amounts in Thousands, Except for Per Share Data)

                                                                  THREE MONTHS ENDED (UNAUDITED)
                                        --------------------------------------------------------------------------------------------
                                       As Reported                   October 27, 2002          October 28, 2001
                                       October 27,  Reclassification   Proforma Net   % of       Proforma Net    % of       % Over
                                          2002       & Adjustments   of Adjustments  Net Sales  of Adjustments  Net Sales   (Under)
                                       ------------  -------------    ----------------------    -----------------------    ---------
Net sales                              $     83,573             0             83,573  100.0%          96,400   100.0%        -13.3%
Cost of sales                                69,830        (1,160) (3)        68,670   82.2%          80,702    83.7% (6)    -14.9%
                                       ------------  -------------    ----------------------    -----------------------    ---------
        Gross profit                         13,743        (1,160)            14,903   17.8%          15,698    16.3%         -5.1%

Selling, general and
  administrative expenses                     9,481             0              9,481   11.3%          11,550    12.0%        -17.9%
Restructuring expense                        13,360       (13,360) (4)             0    0.0%               0     0.0%          0.0%
                                       ------------  -------------    ----------------------    -----------------------    ---------
        Income  (loss) from                  (9,098)      (14,520)             5,422    6.5%           4,148     4.3%         30.7%
        operations

Interest expense                              1,676             0              1,676    2.0%           1,963     2.0%        -14.6%
Interest income                                (121)            0               (121)  -0.1%             (34)    0.0%        255.9%
Other expense (income), net                     242             0                242    0.3%             414     0.4% (7)    -41.5%
                                       ------------  -------------    ----------------------    -----------------------    ---------
        Income (loss) before income         (10,895)      (14,520)             3,625    4.3%           1,805     1.9%        100.8%
        taxes

Income taxes  (1)                            (4,305)       (5,646)             1,341   37.0%             614    34.0% (2)    118.6%
                                       ------------  -------------    ----------------------    -----------------------    ---------
Net income (loss)                      $     (6,590)       (8,874)             2,284    2.7%           1,191     1.2%         91.7%
                                       ============  =============    ======================    =======================    =========

Net income (loss) per share-basic            ($0.57)       ($0.77)             $0.20                   $0.11
Net income (loss) per share-diluted          ($0.57)       ($0.77)             $0.19                   $0.11
Average shares outstanding-basic             11,483        11,483             11,483                  11,221
Average shares outstanding-diluted           11,483        11,483             11,754 (5)              11,281

Notes:
 (1) Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2) Pre-restructuring income tax rate was 37% and 34% for the second quarter of fiscal 2003 and 2002, respectively.
 (3) The $1.2 million represents restructuring related charges for inventory markdowns and movement of equipment
 (4) The $13.4 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million
 (5) Incremental shares of 271,000 for fiscal 2003 included in fully diluted calculation
 (6) Excludes CDF and CYN restructuring related charges of $.2 million ($0.01 million or $.01 per share diluted, after taxes)
 (7) Excludes $350,000 ($230,000 or $0.02 per share diluted, after taxes) of goodwill amortization

                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
         FOR THE SIX MONTHS ENDED OCTOBER 27, 2002 AND OCTOBER 28, 2001
                (Amounts in Thousands, Except for Per Share Data)

                                                                                SIX MONTHS ENDED
                                        --------------------------------------------------------------------------------------------


                                    As Reported                   October 27, 2002             October 28, 2001
                                    October 27,  Reclassification  Proforma Net      % of       Proforma Net       % of     % Over
                                       2002       & Adjustments   of Restructuring  Net Sales  of Restructuring  Net Sales  (Under)
                                    ------------  -------------     ----------------------      -----------------------    ---------
Net sales                           $    169,461             0           169,461    100.0%        182,862        100.0%        -7.3%
Cost of sales                            141,864        (1,160) (3)      140,704     83.0%        155,397         85.0% (6)    -9.5%
                                    ------------  -------------     ----------------------      -----------------------    ---------
        Gross profit                      27,597        (1,160)           28,757     17.0%         27,465         15.0%         4.7%

Selling, general and
  administrative expenses                 19,918             0            19,918     11.8%         22,785         12.5%       -12.6%
Restructuring expense                     13,360       (13,360) (4)            0      0.0%              0          0.0% (6)     0.0%
                                    ------------  -------------     ----------------------      -----------------------    ---------
        Income  (loss) from               (5,681)      (14,520)            8,839      5.2%          4,680          2.6%        88.9%
        operations

Interest expense                           3,579             0             3,579      2.1%          4,031          2.2%       -11.2%
Interest income                             (271)            0              (271)    -0.2%            (57)         0.0%       375.4%
Other expense (income), net                  453             0               453      0.3%            637          0.3% (7)   -28.9%
                                    ------------  -------------     ----------------------      -----------------------     --------
        Income (loss) before income       (9,442)      (14,520)            5,078      3.0%             69          0.0%         N/A
        taxes

Income taxes  (1)                         (3,767)       (5,646)            1,879     37.0%             23         34.0% (2)     N/A
                                    ------------  -------------     ----------------------      -----------------------    ---------
Income (loss) before cumulative
effect of accounting change        $      (5,675)       (8,874)            3,199      1.9%             46          0.0%         N/A
                                    ============  =============     ======================      =======================    =========

Net income (loss) per share-basic         ($0.50)       ($0.78)            $0.28                    $0.00
Net income (loss) per share-diluted       ($0.50)       ($0.78)            $0.27                    $0.00
Average shares outstanding-basic          11,433        11,433            11,433                   11,221
Average shares outstanding-diluted        11,433        11,433            11,778 (5)               11,281


Notes:
 (1) Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.
 (2) Pre-restructuring income tax rate was 37% and 34% for the first six months of fiscal 2003 and 2002, respectively.
 (3) The $1.2 million represents restructuring related charges for inventory markdowns and movement of equipment
 (4) The $13.4 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million
 (5) Incremental shares of 345,000 included in fully diluted calculation
 (6) $1.2 million ($.8 million or $0.07 per share diluted, after taxes)of CDF and CYN restructuring related charges are excluded from the cost of sales total; and $1.3 million ($.9 million or $0.07 per share diluted, after taxes) in CDF  and CYN restructuring charges are excluded to arrive at the proforma amounts
 (7) Excludes $700,000 ($460,000 or $0.04 per share diluted, after taxes) of goodwill amortization


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and six months ended October 27, 2002 and October 28, 2001




OVERVIEW

     GENERAL - For the second quarter, net sales decreased 13.3% to $83.6 million; and the company reported net income, excluding restructuring and related charges, of $2.3 million, or $0.19 per share diluted versus net income of $1.2 million, or $0.11 per share diluted in the second quarter of fiscal 2002, excluding restructuring and related charges, and goodwill amortization. The company reported further improvement in its balance sheet by reducing funded debt by $12.0 million during the first half of fiscal 2003 and ending the quarter with $35.0 million in cash and cash investments.

     ADOPTION OF SFAS No. 142 - As of April 29, 2002, Culp adopted SFAS No. 142, "Goodwill and Other Intangible Assets." As a result the company recorded during the first quarter of fiscal 2003 a non-operating, non-cash goodwill impairment charge of $37.6 million ($24.2 million net of taxes of $13.4), or $2.11 per share diluted, related to the goodwill associated with the Culp Decorative Fabrics division.

     PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) -- The company has included, within this financial information release, proforma income statements which reconcile the reported income statements with proforma results, which exclude restructuring and related charges, goodwill amortization and cumulative effect of accounting change. See PROFORMA CONSOLIDATED STATEMENTS OF INCOME
(LOSS) on pages 7 and 8 of this financial information release.

     RESTRUCTURING AND RELATED CHARGES-- The financial results for the second quarter include a total of $14.5 million in restructuring and related charges, all of which reflect previously announced restructuring initiatives. The charges are made up of the following: (1) $12.1 million of restructuring expenses related to the Culp Decorative Fabrics ("CDF") division, the largest items of which are lease termination expenses and personnel costs; (2) $1.2 million of 'restructuring related" costs for CDF, which include inventory mark-downs and equipment moving expense; and (3) $1.3 million of restructuring expenses related to further write-downs of equipment in connection with the exit from the wet printed flock business by the Culp Velvets/Prints ("CVP") division. The additional write down, which is a non cash item, was recorded to more closely estimate the current market value of this equipment, which has continued to deteriorate since April 2002. Of the charges related to CDF, approximately $3.9 million are non-cash items, while the remaining $9.4 million relates to cash expenditures. As reflected in the financial statements, restructuring and related charges were recorded as $13.4 million in the line item "restructuring expense" and $1.2 million in "cost of sales" and have reduced net income per share by $0.77 for the second quarter of fiscal 2003.

The restructuring and related charges for CDF reflect the restructuring initiative announced in August 2002. This initiative was substantially completed by the end of the second quarter. In fact, the company is well ahead of schedule in completing the most important elements of the plan as announced. The company continues to expect that the CDF restructuring actions will significantly improve gross margins within the division, while allowing the ability to meet foreseeable levels of demand, all on a substantially lower cost base. The initiative is projected to result in annual cost savings of approximately $12 to $15 million. Approximately $8 million of these savings relate to fixed manufacturing costs and the remaining $4 to $7 million relate to variable manufacturing costs.

Specifically, the company completed the shut down of its operations at CDF's Chattanooga, Tennessee facility at the end of the second quarter, while it was originally contemplated that this process could take until the end of the third quarter. All of the operations have been successfully transferred to CDF's Pageland, South Carolina and Graham, North Carolina plants. In addition, the consolidation of the finishing, yarn-making and distribution operations from the Chattanooga facility to other CDF plants has been completed, with each of those transitions taking place ahead of the targeted completion dates. There are no manufacturing operations remaining at the Chattanooga plant as of the end of the second quarter.

The remaining elements from the CDF restructuring initiative to be completed are as follows: (1) achieve targeted levels of operating efficiency for the looms transferred into Pageland, which is projected to take until the end of the fourth quarter; (2) transfer certain equipment to other CDF plants by the end of this fiscal year; and (3) complete the capital expenditure projects related to the restructuring.

The announced addition to the Pageland plant is currently under construction and is expected to be ready for occupancy in early 2003. The company plans to install ten new high speed weaving machines in the building during the third quarter. These new machines will replace lower speed equipment that is now in place at the Pageland plant, thereby further increasing the efficiency and output of that facility's operations.

Another important element of the CDF restructuring initiative is a major reduction in the complexity of the dobby upholstery product line, which has led to the elimination of approximately 1,500 low volume stock keeping units (SKUs) representing about 70% of the finished goods SKUs (but only 10% of sales) in that product category. This initiative is substantially complete and has been accomplished without significant disruptions of customer relationships.

In line with previous estimates, the CDF restructuring is expected to result in total restructuring and related charges of approximately $15 million. The company currently estimates that this restructuring will result in additional charges of approximately $1.3 million during the second half of the fiscal year, most of which will relate to equipment moving costs.

INCOME STATEMENT COMMENTS

    UPHOLSTERY FABRIC SEGMENT

     NET SALES - Upholstery fabric sales for the second quarter of fiscal 2003 decreased 17.0% to $58.4 million (see sales by Segment/Division on page 5). Domestic upholstery fabric sales decreased 13.9% to $51.4 million, due primarily to overall weakness in consumer demand for upholstered furniture. International sales decreased 34.3% to $7.0 million, due primarily to the exiting of the wet printed flock fabric business in April 2002.

In addition to significant overall softness in demand during the quarter, the sales decrease in upholstery fabrics is partially attributable to the company's strategy to focus on improving the profitability of its sales mix by reducing or eliminating products generating little or no profit. In the Culp Velvets/Prints division, the company discontinued its unprofitable wet printed flock business at the end of last fiscal year. This product line reported annual sales last year of approximately $17 million with approximately $2 million in operating losses. In the CDF division, the company discontinued about half of its finished goods SKUs (or approximately 10,000) over the last year, most of which were small volume items and were very costly to produce. These discontinued SKUs include the dobby product line SKUs that were recently eliminated as part of the Chattanooga restructuring. The company expects this process of identifying and dropping its low profit items to continue through the balance of this fiscal year.

The company believes additional factors that are likely impacting upholstery fabric sales are (1) the increasing market share of leather furniture being sold in the U.S.; and (2) the increase in imported fabrics, both in "piece goods" and "cut and sewn kits".

     GROSS PROFIT - In spite of weak furniture demand and the significant operational disruption in connection with the Chattanooga restructuring, the upholstery fabric segment improved its gross profit dollars and margins. Excluding restructuring related charges of $1.2 million and $0.2 million for the second quarter of fiscal 2003 and 2002, respectively, gross profit dollars and margin increased in the second quarter of fiscal 2003 to $8.8 million and 15.1%, respectively, from $8.3 million and 11.9% in the second quarter of last year. The key factors behind these gains were: (1) a more profitable sales mix; (2) the elimination of losses related to the wet printed flock business; (3) the increasing productivity benefits from the CDF 2001 restructuring; and (4) some cost reduction benefits from the Chattanooga closure.

With the earlier-than-expected cost reduction benefits as a result of the Chattanooga closure being completed by the end of the second quarter, the company is optimistic that gross profit dollars and margins in CDF will continue to improve over the next few quarters. Additionally within CDF, the company is focused on (1) creating and selling products with better margins; (2) continuing to reduce low profit SKUs; and (3) improving manufacturing performance in CDF, in terms of productivity and inventory obsolescence.

    MATTRESS TICKING SEGMENT

     NET SALES - Mattress fabric sales for the second quarter of fiscal 2003 decreased 3.3% to $25.2 million. Sales to U.S. bedding manufacturers fell 7.1% to $21.0 million, while sales to international customers increased by 21.4% to $4.2 million. The sales decrease is due to the overall weakness in consumer demand for mattresses.

     GROSS PROFIT--Culp Home Fashions (CHF) reported for the second quarter of fiscal 2003 lower gross profit dollars and margins of $6.1 million and 24.2%, respectively, both down from $7.3 million and 28.2% during the corresponding quarter of the prior year. The key factors impacting gross profit were a high cost European sourcing agreement and lower sales. CHF entered into an agreement with a European supplier last fall as part of the termination of a long-term supply relationship. The agreement provided, among other things, that the company maintain a certain level of weekly purchases through October 31, 2002. Therefore, for the first and second quarters of this year, the company has been required to source products from this supplier that are significantly more expensive than products manufactured at the company's U.S. and Canadian plants in order to meet the agreement's minimum purchase levels. The company had planned during the last fiscal year for the termination of this supply agreement by initiating a plan to increase capacity in the U.S. and Canadian plants beginning in the first quarter and ending by December 2002. This capacity expansion project accounts for approximately $4.5 million of the company's fiscal 2003 capital spending plan. This supply agreement was concluded on October 31, 2002 and only a few additional containers of product will arrive during the third quarter. There is potential for some residual effect on profits during the third quarter from the supply agreement as the division works down its inventory position of these products.

     SG&A EXPENSES - SG&A expenses for the second quarter declined $2.1 million, or 17.9%, from the prior year, and as a percent of net sales, SG&A expenses declined to 11.3% from 12.0%. SG&A expenses in the second quarter included a net reduction of $424,000 in the allowance for doubtful accounts, due to a reduction in past due balances. This compares with bad debt expense of $1.4 million in the year-earlier period.

     INTEREST EXPENSE (INCOME)- Interest expense for the second quarter declined to $1.7 million from $2.0 million due to significantly lower borrowings outstanding, offset somewhat by an increase in the interest rate on the private placement debt. Interest income increased to $121,000 from $34,000 due to significantly higher invested cash as compared with the prior year.

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the second quarter of fiscal 2003 totaled $242,000 compared with $765,000 in the prior year. The decrease was principally due to the adoption of SFAS No. 142, which discontinued the amortization of goodwill. Goodwill amortization during second quarter fiscal 2002 was $350,000.

     INCOME TAXES - Excluding the cumulative effect of accounting change and restructuring and related charges, the effective tax rate for the first half of fiscal 2003 was 37% compared with 34% for the year earlier period.

     EBITDA - EBITDA for the second quarter of fiscal 2003 was $8.8 million compared with $8.3 million in the prior year. EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges, certain non-cash charges and cumulative effect of accounting change, as defined by the company's credit agreement.



BALANCE SHEET COMMENTS

     CASH AND CASH INVESTMENTS - Cash and cash investments as of October 27, 2002 increased to $35.0 million from $32.0 million at the end of fiscal 2002, reflecting cash flow from operations of $17.8 million for the first half of fiscal 2003, capital expenditures of $5.3 million, debt repayment of $12.0 million, stock issuance of $1.0 million and an increase in accounts payable for capital expenditures of $1.5 million.

     WORKING CAPITAL - Accounts receivable as of October 27, 2002 decreased 33.5% from the year-earlier level, due principally to the decline in international sales with their related longer credit terms, and an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 36 days at October 27, 2002 compared with 47 a year ago and 36 at last fiscal year end. Inventories at the close of the second quarter decreased 10.3% from a year ago. Inventory turns for the second quarter were 4.9 versus 5.4 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $68.5 million at October 27, 2002, down from $84.3 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT - Capital spending for the first half of fiscal 2003 was $5.3 million. The company's original budget for capital spending for all of fiscal 2003 was $8.5 million, compared with $4.7 million in fiscal 2002. As part of the fiscal 2003 restructuring plan in CDF, the company increased the budget by $4.5 million to $13.0 million. Depreciation for the second quarter of fiscal 2003 totaled $3.5 million, and is estimated at $14.0 million for the full fiscal year.

     INTANGIBLE ASSETS - As of October 27, 2002 goodwill in the amount of $9.2 million is the company's only intangible asset. The company adopted SFAS No. 142 on April 29, 2002. During the first quarter of fiscal 2003 the company recognized an impairment charge of $37.6 ($24.2 million net of taxes of $13.4 million) in accordance with SFAS No. 142.

     LONG-TERM DEBT - As of the end of the second quarter, the company had reduced funded debt by $12.0 million from last fiscal year end. Funded debt equals long-term debt plus current maturities. Funded debt was $96.6 million at October 27, 2002, compared with $108.5 million at fiscal 2002 year end. The company's funded debt-to-capital ratio was 51.7% at October 27, 2002.

     The company also reports it leverage statistics in terms of funded debt, net of cash and cash investments, under the assumption it could use the cash to repay debt at any time. Therefore, funded debt, net of cash and cash investments, is $61.5 million at October 27, 2002 compared with $76.5 million at fiscal 2002 year end. In addition, the company's funded debt (net of cash and cash investments) to capital employed ratio was 40.5% and funded debt (net of cash and cash investments) to EBITDA was 1.70. Since the end of fiscal 2000 (two and one half years), the company has substantially reduced its funded debt (net of cash and cash investments) to $61.5 million from $136.5 million, a total of $75 million or 55%.

     The company entered into a new loan agreement during August 2002 with its principal bank lender that provides, among other things, for: (1) a two year $34.7 million credit facility, which includes a $15.0 million revolving credit line and $19.7 million for letters of credit for the company's industrial revenue bonds (IRB's), (2) lower interest rates based upon a pricing matrix, and
(3) improved financial covenants. The company was in compliance with all convenants contained in its loan agreements as of October 27, 2002.


FREE CASH FLOW COMMENTS

     Free cash flow, defined as cash from operations, less capital expenditures, plus or minus the change in accounts payable capital expenditure, was $14.0 million for the first six months of fiscal 2003 compared with $8.5 million for the same period of the prior year. The key reasons for this improvement were continued improvement in accounts receivable collections, lower inventory levels, higher profits and the benefit from deferred payment terms for capital expenditures.

BUSINESS OUTLOOK

     For the third quarter of fiscal 2003, the company believes consolidated sales will decline somewhat less than the second quarter decrease of 13.3% while gross profit margins are expected to improve significantly over last year's third quarter gross margin of 14.9%, due primarily to the substantial progress being made in the Culp Decorative Fabrics division. Additionally, total SG&A, interest and other expenses are expected to decline over $1.2 million, absent any large unusual items, in the third quarter from a total of $13.3 million in the last year's third quarter. Therefore, with gross profit margin improvement and lower costs, the company is comfortable with the range of published analysts earnings estimates of $0.11 to $0.15 per share for the third quarter of fiscal 2003, excluding any restructuring and related charges. The net earnings for the third quarter of last year were $400,000, or $0.04 per share, excluding goodwill amortization.

     The company's financial results over the last few quarters and its business outlook clearly demonstrate the company's strategic focus on: (1) improving the profitability of its sales mix; (2) increasing margins and return on capital employed; and (3) generating free cash flow.